Form 10-K, Exhibit 13
period 1995-12-31
GRIFFIN REAL ESTATE FUND VI
filed 1996-03-29
CIK 783452

EXHIBIT 13

                          GRIFFIN REAL ESTATE FUND-VI,
                              A LIMITED PARTNERSHIP

             FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES
                      INCLUDED IN ANNUAL REPORT (FORM 10-K)

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                                TABLE OF CONTENTS
                                                                          Page

Independent Auditor's Report.............................................   1

Balance Sheets, December 31, 1995 and 1994...............................   2

Statements of Operations for the Years Ended
December 31, 1995, 1994 and 1993.........................................   3

Statements of Cash Flows for the Years
Ended December 31, 1995, 1994 and 1993...................................   4

Statements of Changes in Partners' Equity (Deficit)
for the Years Ended December 31, 1995, 1994 and 1993.....................   5

Notes to Financial Statements............................................6-10

Financial Statement Schedules............................................  11

      III     Real Estate and Accumulated Depreciation,
              December 31, 1995..........................................  11


      All schedules other than those indicated in the Table of Contents have been omitted as the required information is inapplicable or the information is presented in the financial statements or related notes.

                          INDEPENDENT AUDITOR'S REPORT



Griffin Real Estate Fund-VI,
A Limited Partnership
Minneapolis, Minnesota

We have audited the accompanying balance sheets of Griffin Real Estate Fund-VI, A Limited Partnership, as of December 31, 1995 and 1994, and the related statements of operations, changes in partners' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1995. Our audits also included the financial statement schedules listed in the table of contents at Exhibit I. These financial statements and financial statement schedules are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Griffin Real Estate Fund-VI, A Limited Partnership, as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles. Also, in our opinion, the financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 1 to the financial statements, the Partnership has listed its remaining three properties for sale. As such, it is possible that all three properties will be sold during 1996 and the Partnership liquidated on or before December 31, 1996.


                                          LARSON, ALLEN, WEISHAIR & CO., LLP



Minneapolis, Minnesota
March 11, 1996

                          GRIFFIN REAL ESTATE FUND-VI,
                              A LIMITED PARTNERSHIP
                                 BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994


                                                1995           1994
                                             -----------    -----------
ASSETS

Cash and cash equivalents                    $   135,745    $   119,572
Real estate tax escrow deposits                   68,649         53,251
Receivables and other assets                      10,772          9,757
                                             -----------    -----------
   Total                                         215,166        182,580
                                             -----------    -----------

PROPERTY AND EQUIPMENT:
Land                                           1,085,776      1,085,776
Buildings and improvements                     6,443,789      6,367,650
Furniture and equipment                          242,362        242,362
Less valuation allowance                        (470,000)      (545,000)
                                             -----------    -----------
   Total                                       7,301,927      7,150,788
Less accumulated depreciation                  1,919,664      1,699,341
                                             -----------    -----------
   Property and equipment - net                5,382,263      5,451,447
                                             -----------    -----------

Deferred expenses (less accumulated
   amortization - 1995, $22,547;
   1994, $11,141)                                 43,607         55,013
                                             -----------    -----------

   TOTAL ASSETS                              $ 5,641,036    $ 5,689,040
                                             ===========    ===========


LIABILITIES AND PARTNERS' EQUITY (DEFICIT)

LIABILITIES:
Accounts payable:
   Affiliate                                 $    11,818    $    15,374
   Other                                          14,385         37,425
Security deposits                                 51,567         47,845
Accrued interest                                  32,971         31,399
Mortgage notes payable                         4,172,438      4,227,965
                                             -----------    -----------

   Total liabilities                           4,283,179      4,360,008
                                             -----------    -----------

PARTNERS' EQUITY (DEFICIT):
General Partner                                 (100,118)      (100,406)
Limited Partners                               1,457,975      1,429,438
                                             -----------    -----------
   Total Partners' Equity (Deficit)            1,357,857      1,329,032
                                             -----------    -----------

TOTAL LIABILITIES AND PARTNERS'
EQUITY (DEFICIT)                             $ 5,641,036    $ 5,689,040
                                             ===========    ===========


See Notes to Financial Statements

                          GRIFFIN REAL ESTATE FUND-VI,
                              A LIMITED PARTNERSHIP
                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                        1995           1994            1993
                                     -----------    -----------    -----------
REVENUES:
Rent (less apartment vacancies:
   1995, $92,041; 1994, $94,245;
   1993, $68,615)                    $ 1,134,321    $ 1,101,275    $ 1,086,487
Common area maintenance
   reimbursement                         220,087        182,384        196,197
Interest                                   4,401          3,685          2,236
Other                                     34,669         31,193         35,660
                                     -----------    -----------    -----------
   Total revenues                      1,393,478      1,318,537      1,320,580
                                     -----------    -----------    -----------

EXPENSES:
Interest                                 402,217        417,967        431,170
Depreciation and amortization            231,729        236,439        237,610
Property valuation provision
   (benefit)                             (75,000)       (52,000)        88,000
Real estate taxes                        198,286        203,088        172,547
Repairs and maintenance                  179,392        189,574        200,169
Utilities                                 77,295         73,924         73,114
Salaries and employee benefits           126,596        125,039        117,281
Management fees to related parties        70,508         73,756         66,505
Administrative                            89,924         73,751         93,507
Insurance                                 27,968         55,464         46,532
Bad debts                                 24,588          1,003          1,337
Other                                     11,150          5,301          3,243
                                     -----------    -----------    -----------
   Total expenses                      1,364,653      1,403,306      1,531,015
                                     -----------    -----------    -----------

NET INCOME (LOSS)                    $    28,825    $   (84,769)   $  (210,435)
                                     ===========    ===========    ===========



NET INCOME (LOSS) ALLOCATED
   TO GENERAL PARTNER                $       288    $      (848)   $    (2,104)
                                     ===========    ===========    ===========

NET INCOME (LOSS) ALLOCATED
   TO LIMITED PARTNERS               $    28,537    $   (83,921)   $  (208,331)
                                     ===========    ===========    ===========

PER UNIT:

NET INCOME (LOSS)                    $      1.50    $     (4.41)   $    (10.94)
                                     ===========    ===========    ===========



See Notes to Financial Statements

                          GRIFFIN REAL ESTATE FUND-VI,
                              A LIMITED PARTNERSHIP
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                             1995         1994          1993
                                           ---------    ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                          $  28,825    $ (84,769)   $(210,435)
   Adjustments to reconcile net income
      (loss) to net cash provided
      by operating activities:
         Depreciation and amortization       231,729      236,439      237,610
         Property valuation
            provision (benefit)              (75,000)     (52,000)      88,000
      Decrease (increase) in:
         Real Estate tax escrow deposits     (15,398)       1,563      (20,805)
         Receivables and other assets         (1,015)      11,623      (16,347)
      Increase (decrease) in:
         Accounts payable                    (26,596)      28,442       (1,978)
         Security deposits                     3,722         (917)         214
         Accrued expenses                      1,572       (3,534)     (18,266)
                                           ---------    ---------    ---------
Net cash provided by
   operating activities                      147,839      136,847       57,993
                                           ---------    ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment        (76,139)     (97,854)     (36,013)
                                           ---------    ---------    ---------
Net cash used by
   investing activities                      (76,139)     (97,854)     (36,013)
                                           ---------    ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Refinancing proceeds                           --      800,000           --
   Deferred costs from refinancing                --      (47,907)          --
   Payments on mortgage
      notes payable                          (55,527)    (823,169)     (51,951)
                                           ---------    ---------    ---------
Net cash used by financing
   activities                                (55,527)     (71,076)     (51,951)
                                           ---------    ---------    ---------

INCREASE (DECREASE) IN
CASH AND CASH EQUIVALENTS                     16,173      (32,083)     (29,971)

CASH AND CASH EQUIVALENTS
   - BEGINNING OF YEAR                       119,572      151,655      181,626
                                           ---------    ---------    ---------

CASH AND CASH EQUIVALENTS
   - END OF YEAR                           $ 135,745    $ 119,572    $ 151,655
                                           =========    =========    =========


CASH PAID FOR INTEREST                     $ 400,645    $ 421,501    $ 442,855
                                           =========    =========    =========


See Notes to Financial Statements

                          GRIFFIN REAL ESTATE FUND-VI,
                              A LIMITED PARTNERSHIP
               STATEMENTS OF CHANGES IN PARTNERS' EQUITY (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                               GENERAL       LIMITED
                              PARTNER'S      PARTNERS'
                               EQUITY         EQUITY
                              (DEFICIT)      (DEFICIT)        TOTAL
                             -----------    -----------    -----------

PARTNERS' EQUITY (DEFICIT)
   DECEMBER 31, 1992         $   (97,454)   $ 1,721,690    $ 1,624,236

NET LOSS                          (2,104)      (208,331)      (210,435)
                             -----------    -----------    -----------

PARTNERS' EQUITY (DEFICIT)
   DECEMBER 31, 1993             (99,558)     1,513,359      1,413,801

NET LOSS                            (848)       (83,921)       (84,769)
                             -----------    -----------    -----------

PARTNERS' EQUITY (DEFICIT)
   DECEMBER 31, 1994            (100,406)     1,429,438      1,329,032

NET INCOME                           288         28,537         28,825
                             -----------    -----------    -----------

PARTNER'S EQUITY (DEFICIT)   $  (100,118)   $ 1,457,975    $ 1,357,857
                             ===========    ===========    ===========


See Notes to Financial Statements

                          GRIFFIN REAL ESTATE FUND-VI,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994 AND 1993

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Description of the Partnership - Griffin Real Estate Fund-VI, A Limited Partnership (the Partnership), was organized under the laws of the State of Minnesota. The limited partnership offering terminated March 18, 1988, at which time 19,053 units had been sold at a value of $500 per unit. During 1988, 10 units were repurchased on death of limited partners for an aggregate cost of $4,700. At December 31, 1995, there are 19,053 limited partnership units authorized and 19,043 limited partnership units outstanding.

         Sale of Properties - Because of the in ability to negotiate a loan modification from the Carriage House lender, the inability to refinance the Carriage House debt, and the weak Carriage House rental market, there is insufficient cash generated from the operations of Carriage House to provide the funds necessary to complete all of the capital improvements needed at the property. If this situation were to continue, operations would further decline, resulting in a decline in value. Thus, the Partnership decided it would be in its best interest to sell Carriage House. After attempting to sell Carriage House directly, the Partnership listed the property for sale with a real estate broker on September 23, 1994. Carriage House is currently under a $3,005,300 purchase agreement dated March 5, 1996. The closing date of the purchase agreement is April 15, 1996. The Partnership has agreed to pay the purchaser's brokerage fees totalling $180,300, the seller's brokerage fees totalling $84,750, and other closing costs in connection with the sale.

         The decision was also made to sell the remaining two properties, Bass Lake and Industry Park, in the Partnership. These properties were listed for sale on July 15, 1994 with the Griffin Companies, Real Estate Brokerage Division. It is possible that all three properties will be sold during 1996, and the Partnership liquidated on or before December 31, 1996.

         Statements of Cash Flows - For the purpose of the statements of cash flows, the Partnership considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents. Cash equivalents of $135,745 and $119,572 at December 31, 1995 and 1994 respectively, consist of government money market portfolios with banks and are recorded at cost which approximates market value. The Partnership places its temporary cash investments with high credit quality financial institutions. At times such investments may be in excess of the FDIC insurance limit.

         Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenue and expense during the reported period. Actual results could differ from those estimates.

         Financial Instruments - The carrying amounts for all financial instruments approximates fair value. The carrying amounts for cash, receivables, accounts payable and accrued liabilities, and loans payable approximate fair value because of the short maturity of these instruments. The fair value of long-term debt approximates the current rates at which the Partnership could borrow funds with similar remaining maturities.

         Properties and Depreciation - Properties are stated at cost including capitalized acquisition fees and are depreciated using the Modified Accelerated Cost Recovery System over the estimated useful lives of the related assets (buildings, 27.5 and 31.5 years; furnishings and equipment, 5 and 7 years). For income tax purposes, the Partnership depreciates the buildings and improvements over 27.5, 31.5, and 39 years using the Modified Accelerated Cost Recovery System.

                          GRIFFIN REAL ESTATE FUND-VI,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994 AND 1993


         Leases - Apartment leases are generally renewable on a six month to one year basis.

         Deferred Expenses - Costs incurred in connection with securing financing on Partnership properties have been capitalized and are being amortized on the straight line basis over the remaining life of the related financing agreement.

         Offering Costs - Expenses incurred in connection with the registration and offering of the partnership units syndication costs, including selling commissions and advertising, are recorded as a reduction of Partners' Equity. Such costs are not deductible for income tax purposes by the Partnership nor its partners.

         Income Taxes - The financial statements of the Partnership do not include a provision for income taxes as the income and losses of the Partnership are allocated to the individual partners for inclusion in their income tax returns.

         Net Income (Loss) Per Limited Partnership Unit - The net income (loss) per limited partnership unit is computed by dividing the net income
         (loss) allocated to limited partners by the weighted average number of limited partnership units outstanding during the year.

         Recently Issued Accounting Standards - The Financial Accounting Standards Board ("FASB") issued Statement No. 121, Accounting for the Impairment of Long Lived Assets, which requires the recognition of impairments on long lived assets in the statements of operations. This statement is effective for years beginning after December 15, 1995. This SFAS has been applied by the Partnership as disclosed in Note 4 to the Financial Statements.

2.       ORGANIZATION

         The Partnership was formed by the general partners, Griffin Equity Partners, a Minnesota general partnership consisting of the owners of Griffin Companies, and Guardian Investment Corporation, a wholly owned subsidiary of Griffin Companies, to acquire existing, income producing real properties for rental purposes. The general partners are not required to make any capital contribution to the Partnership.

         The Limited Partnership Agreement and Certificate of Limited Partnership (Partnership Agreement) contains certain provisions, among others, described as follows:

         * The management and general responsibility of operating the Partnership business shall be vested exclusively in the general partner.

         * Profits and losses, other than from refinancing or from the sale of Partnership properties, are allocated 99% to the limited partners and 1% to the general partner.

         * Cash Flow distributions, other than from refinancing or from the sale of partnership properties, are allocated 95% to the limited partners and 5% to the general partner.

         * Net proceeds from refinancing or from the sale of property other than upon liquidation, less any necessary liability reserves or debt payments, will be distributed in the following order subject to the general partner receiving at least 1% of the distributions:

                          GRIFFIN REAL ESTATE FUND-VI,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994 AND 1993


                  ** First, to the limited partners to the extent that prior distributions are less than the original capital contribution plus 6% per annum (as defined in the Partnership Agreement);

                  ** Second, any unpaid real estate commissions due to the general partner on the resale of the Partnership properties;

                  ** Third, any remaining balance, 85% to the limited partners and 15% to the general partner.

         * The Partnership will terminate on December 31, 2026 or earlier upon the sale of substantially all of the properties or the occurrence of certain other events as stated in the Partnership Agreement


3.       MORTGAGE NOTES PAYABLE

         Mortgage notes payable consist of the following at December 31:

                                                         1995         1994
                                                      ----------   ----------
         Mortgage note (Carriage House Apartments),
            monthly installments of $22,627
            including interest at 10.25% due
            June 28, 1996                             $2,372,756   $2,397,843
         Mortgage note (Bass Lake Building)
            monthly installments of $8,040
            including interest at 8.03%
            due April 1999                             1,015,842    1,030,122
         Mortgage note (Industry Park Building)
            monthly installments of $7,506
            including interest at 9.013%,
            due January 2002                             783,840      800,000
                                                      ----------   ----------

         Total mortgage notes payable                 $4,172,438   $4,227,965
                                                      ==========   ==========

         All property is pledged as collateral to the mortgage notes payable.


         Future principal maturities are as follows:

                 1996                                $ 2,408,684
                 1997                                     39,116
                 1998                                     42,589
                 1999                                    992,163
                 2000                                     29,183
                 Later                                   660,703
                                                     -----------
                      Total                          $ 4,172,438
                                                     ===========

4.       VALUATION ALLOWANCE

         As of December 31, 1995, management has reduced the valuation allowance related to the Bass Lake Building and the Industry Park Building by $75,000. The valuation allowance at December 31, 1995 is $470,000. This allowance is the difference between the net book value of the property and an estimated sales value (net of sales costs) as of December 31, 1995. The valuation allowance relating to these properties at December 31, 1994 was $545,000. The remaining property was also analyzed, with the result being no allowance considered necessary at December 31, 1995.

                          GRIFFIN REAL ESTATE FUND-VI,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994 AND 1993



5.       RELATED PARTY TRANSACTIONS

         The partners of Griffin Equity Partners and the shareholder of Guardian Investment Corporation, the general partners of the Partnership, are also owners and employees of Griffin Companies, a Minnesota corporation. Accounts payable affiliates consists of unpaid management fees to and advances from Griffin Companies The following is a summary of approximate fees incurred for the years ended December 31:

                                     1995      1994      1993
                                    -------   -------   -------

         Property management fees   $70,508   $73,756   $66,505
         Major improvement
            supervisory fees         10,943     9,777    14,011



6.       COMMERCIAL RENTAL PROPERTIES

         The Partnership has certain noncancelable operating leases on the commercial rental property for terms up to 5 1/2 years. The minimum future rental income on these operating leases is as follows:

             Year Ending                             Amount

                1996                              $  386,310
                1997                                 303,757
                1998                                 216,190
                1999                                 180,120
                2000                                 119,998
                                                  ----------
                    Total                         $1,206,375


7.       TAXABLE INCOME

         The net income (loss) shown on the financial statements is reconciled to the taxable loss as follows:

                                     1995         1994          1993
                                   ---------    ---------    ---------

         Net income (loss) per
            financial statements   $  28,825    $ (84,769)   $(210,435)
         Valuation allowance per
            financial statements     (75,000)     (52,000)      88,000
         Other items                  (2,026)         324          371
                                   ---------    ---------    ---------

         Net loss per tax return   $ (48,201)   $(136,445)   $(122,064)
                                   =========    =========    =========

                          GRIFFIN REAL ESTATE FUND-VI,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994 AND 1993


8.       PARTNERS' EQUITY RECONCILIATION

         Reconciliation of financial statement equity to tax return equity is as follows:

                                                  1995         1994         1993
                                               ----------   ----------   ----------
         Equity per
            financial statements               $1,357,857   $1,329,032   $1,413,801
         Syndication costs properly
            netted with equity for financial
            statement purposes                       --           --      1,397,399
         Property valuation allowance
            recognized for financial
            statement purposes                    470,000      545,000      597,000
         Other items                                2,004        4,030        3,706
                                               ----------   ----------   ----------

         Equity per tax return                 $1,829,861   $1,878,062   $3,411,906
                                               ==========   ==========   ==========


9.       TENANT CONCENTRATIONS

         As of December 31, 1995 and 1994, two tenants, Independent Metal Co., Inc. and United Hardware, accounted for 68.5% of Bass Lake Building's occupancy. Three tenants at Industry Park, A.C. Carlson, Compucon Corporation and Kluge Design, Inc. accounted for 54.1% of Industry Park Building's total occupancy at December 31, 1995 and 1994.

                                  SCHEDULE III
                          GRIFFIN REAL ESTATE FUND-VI,
                              A LIMITED PARTNERSHIP
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                                DECEMBER 31, 1995



                                                         Costs
                                                      Capitalized
                                                       Subsequent
                                   Initial Cost to         to            Gross Amount at Which Carried
                                   Partnership (a)     Acquisition        at Close of Period (b) (c)
                                   ---------------     -----------       ------------------------------            Date
                                            Bldgs/     Land/Bldg                Buildings             Accumulated   of      Date
Description        Encumbrances   Land      Improve     Improve      Land      & Improve     Total    Deprec. (d)  Const  Acquired
-----------        ------------   ----      -------     -------      ----      ---------     -----    -----------  -----  --------
JACKSONVILLE, FL
 Carriage House
 Apartments        $2,372,756  $  412,776  $3,235,011  $ 276,653  $  412,776  $3,511,664   $3,924,440  $1,169,066  1964   12/29/87

NEW HOPE, MN
 Bass Lake
 Building           1,015,842     335,000   1,450,649     79,419     335,000   1,530,068    1,865,068     361,588  1980   05/18/88

NEW HOPE, MN
 Industry Park
 Building             783,840     338,000   1,596,195     48,224     338,000   1,644,419    1,982,419     389,010  1978   05/18/88

Valuation
 Allowance                  -           -           -          -           -    (470,000)    (470,000)          -
                    ---------   ---------  ----------  ---------  ----------  -----------   ---------  ----------

   Total           $4,172,438  $1,085,776  $6,281,855  $ 404,296  $1,085,776  $6,216,151   $7,301,927  $1,919,664
                    =========   =========  ==========  =========  ==========  ==========   ==========  ==========



(a) The cost to the Partnership represents the original purchase price of the properties.

(b) The aggregate cost of real estate owned at December 31, 1995 for federal income tax purposes is $ 7,771,927.

(c)      Reconciliation of property:

                                             1993          1994          1995
                                          -----------   -----------  -----------

         Balance at beginning of period   $ 7,052,921   $ 7,000,934  $ 7,150,788
         Additions during period
           Improvements                        36,013        97,854       76,139
           Dispositions                             0             0            0
         Valuation allowance                  (88,000)       52,000       75,000
                                          -----------   -----------  -----------

         Balance at end of period         $ 7,000,934   $ 7,150,788  $ 7,301,927
                                          ===========   ===========  ===========


(d)   Reconciliation of accumulated depreciation:

         Balance at beginning of period   $ 1,230,946   $ 1,466,041  $ 1,699,341
         Depreciation expense for period      235,095       233,300      220,323
         Dispositions                               0             0            0
                                          -----------   -----------  -----------

         Balance at end of period         $ 1,466,041   $ 1,699,341  $ 1,919,664
                                          ===========   ===========  ===========

         Depreciation calculated on 5-39 year lives.