Form 10-K, Exhibit 13
period 1996-12-31
GRIFFIN REAL ESTATE FUND VI
filed 1997-03-31
CIK 783452

EXHIBIT 13

                          GRIFFIN REAL ESTATE FUND-VI,
                              A LIMITED PARTNERSHIP

             FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES
                      INCLUDED IN ANNUAL REPORT (FORM 10-K)

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                TABLE OF CONTENTS
                                                                           Page

Independent Auditor's Report     ........................................    1

Balance Sheets, December 31, 1996 and 1995     ..........................    2

Statements of Operations for the Years Ended
December 31, 1996, 1995 and 1994.........................................    3

Statements of Cash Flows for the Years
Ended December 31, 1996, 1995 and 1994...................................    4

Statements of Changes in Partners' Equity (Deficit)
for the Years Ended December 31, 1996, 1995 and 1994.....................    5

Notes to Financial Statements............................................ 6-10

Financial Statement Schedules............................................   11

       III     Real Estate and Accumulated Depreciation,
               December 31, 1996.........................................   11


      All schedules other than those indicated in the Table of Contents have been omitted as the required information is inapplicable or the information is presented in the financial statements or related notes.


                          INDEPENDENT AUDITOR'S REPORT



Griffin Real Estate Fund-VI,
A Limited Partnership
Minneapolis, Minnesota

We have audited the accompanying balance sheets of Griffin Real Estate Fund-VI, A Limited Partnership, as of December 31, 1996 and 1995, and the related statements of operations, changes in partners' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1996. Our audits also included the financial statement schedules listed in the table of contents at Exhibit 13. These financial statements and financial statement schedules are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Griffin Real Estate Fund-VI, A Limited Partnership, as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles. Also, in our opinion, the financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 1 to the financial statements, the Partnership sold its remaining three properties during 1996 and was liquidated effective December 31, 1996.



                                              LARSON, ALLEN, WEISHAIR & CO., LLP



Minneapolis, Minnesota
February 20, 1997



                          GRIFFIN REAL ESTATE FUND-VI,
                              A LIMITED PARTNERSHIP
                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995


                                                  1996          1995
                                                  ----          ----
ASSETS
------

Cash and cash equivalents                    $   203,357   $   135,745
Real estate tax escrow deposits                        -        68,649
Receivables and other assets                           -        10,772
                                             -----------   -----------
   Total                                         203,357       215,166
                                             -----------   -----------

PROPERTY AND EQUIPMENT:
Land                                                   -     1,085,776
Buildings and improvements                             -     6,443,789
Furniture and equipment                                -       242,362
Less valuation allowance                               -      (470,000)
                                             -----------   -----------
   Total                                               -     7,301,927
Less accumulated depreciation                          -     1,919,664
                                             -----------   -----------
   Property and equipment - net                        -     5,382,263
                                             -----------   -----------

Deferred expenses (less accumulated
   amortization - 1996, $0; 1995, $22,547)             -        43,607
                                             -----------   -----------

   TOTAL ASSETS                              $   203,357   $ 5,641,036
                                             ===========   ===========


LIABILITIES AND PARTNERS' EQUITY (DEFICIT)
------------------------------------------

LIABILITIES:
Accounts payable:
   Affiliate                                 $    17,405   $    11,818
   Other                                               -        14,385
Security deposits                                      -        51,567
Accrued interest                                       -        32,971
Liquidating distributions payable                185,952             -
Mortgage notes payable                                 -     4,172,438
                                             -----------   -----------

   Total liabilities                             203,357     4,283,179
                                             -----------   -----------

PARTNERS' EQUITY (DEFICIT):
General Partner                                        -      (100,118)
Limited Partners                                       -     1,457,975
                                             -----------   -----------
   Total Partners' Equity (Deficit)                    -     1,357,857
                                             -----------   -----------

TOTAL LIABILITIES AND PARTNERS'
EQUITY (DEFICIT)                             $   203,357   $ 5,641,036
                                             ===========   ===========


See Notes to Financial Statements



                          GRIFFIN REAL ESTATE FUND-VI,
                              A LIMITED PARTNERSHIP
                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                          1996         1995            1994
                                          ----         ----            ----
REVENUES:
Rent (less apartment vacancies:
   1996, $49,604; 1995, $92,041;     $   604,087   $ 1,134,321    $ 1,101,275
   1994, $94,245)
Common area maintenance
   reimbursement                         197,186       220,087        182,384
Interest                                  14,743         4,401          3,685
Other                                     25,352        34,669         31,193
Gain on sale of properties               355,395             -              -
                                     -----------   -----------    -----------
   Total revenues                      1,196,763     1,393,478      1,318,537
                                     -----------   -----------    -----------

EXPENSES:
Interest                                 246,351       402,217        417,967
Depreciation and amortization            168,459       231,729        236,439
Property valuation benefit                     -       (75,000)       (52,000)
Real estate taxes                        141,171       198,286        203,088
Repairs and maintenance                  104,251       179,392        189,574
Utilities                                 34,612        77,295         73,924
Salaries and employee benefits            61,016       126,596        125,039
Management fees to related parties        57,814        70,508         73,756
Administrative                            60,145        89,924         73,751
Insurance                                 21,024        27,968         55,464
Bad debts                                  1,994        24,588          1,003
Other                                      5,286        11,150          5,301
                                     -----------   -----------    -----------
   Total expenses                        902,123     1,364,653      1,403,306
                                     -----------   -----------    -----------

NET INCOME (LOSS)                    $   294,640   $    28,825    $   (84,769)
                                     ===========   ===========    ===========



NET INCOME (LOSS) ALLOCATED
   TO GENERAL PARTNER                $   127,933   $       288    $      (848)
                                     ===========   ===========    ===========

NET INCOME (LOSS) ALLOCATED
   TO LIMITED PARTNERS               $   166,707   $    28,537    $   (83,921)
                                     ===========   ===========    ===========


NET INCOME (LOSS)                    $      8.75   $      1.50    $     (4.41)
                                     ===========   ===========    ===========

See Notes to Financial Statements


                          GRIFFIN REAL ESTATE FUND-VI,
                              A LIMITED PARTNERSHIP
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                  1996           1995           1994
                                                  ----           ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                            $   294,640    $    28,825    $   (84,769)
   Adjustments to reconcile net income
      (loss) to net cash provided
      by operating activities:
         Depreciation and amortization           168,459        231,729        236,439
         Gain on sale of property               (355,395)             -              -
         Property valuation benefit                    -        (75,000)       (52,000)
      Decrease (increase) in:
         Real Estate tax escrow deposits          68,649        (15,398)         1,563
         Receivables and other assets             10,772         (1,015)        11,623
      Increase (decrease) in:
         Accounts payable                         (8,798)       (26,596)        28,442
         Security deposits                       (51,567)         3,722           (917)
         Accrued expenses                        (32,971)         1,572         (3,534)
         Liquidating distributions payable       185,952              -              -
                                             -----------    -----------    -----------
Net cash provided by
   operating activities                          279,741        147,839        136,847
                                             -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sale of property
      and equipment                            5,612,806              -              -
   Purchase of property and equipment                  -        (76,139)       (97,854)
                                             -----------    -----------    -----------
Net cash provided (used by)
   investing activities                        5,612,806        (76,139)       (97,854)
                                             -----------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Refinancing proceeds                                -              -        800,000
   Deferred costs from refinancing                     -              -        (47,907)
   Distributions to partners                  (1,652,497)             -              -
   Payments on mortgage
      notes payable                           (4,172,438)       (55,527)      (823,169)
                                             -----------    -----------    -----------
Net cash used by financing
   activities                                 (5,824,935)       (55,527)       (71,076)
                                             -----------    -----------    -----------

INCREASE (DECREASE) IN
CASH AND CASH EQUIVALENTS                         67,612         16,173        (32,083)

CASH AND CASH EQUIVALENTS
   - BEGINNING OF YEAR                           135,745        119,572        151,655
                                             -----------    -----------    -----------

CASH AND CASH EQUIVALENTS
   - END OF YEAR                             $   203,357    $   135,745    $   119,572
                                             ===========    ===========    ===========


CASH PAID FOR INTEREST                       $   279,322    $   400,645    $   421,501
                                             ===========    ===========    ===========

See Notes to Financial Statements



                          GRIFFIN REAL ESTATE FUND-VI,
                              A LIMITED PARTNERSHIP
               STATEMENTS OF CHANGES IN PARTNERS' EQUITY (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                 GENERAL       LIMITED
                                PARTNER'S      PARTNERS'
                                 EQUITY         EQUITY
                                (DEFICIT)      (DEFICIT)       TOTAL
                                ---------      ---------       -----

PARTNERS' EQUITY (DEFICIT)
   DECEMBER 31, 1993         $   (99,558)   $ 1,513,359    $ 1,413,801

NET LOSS                            (848)       (83,921)       (84,769)
                             -----------    -----------    -----------

PARTNERS' EQUITY (DEFICIT)
   DECEMBER 31, 1994            (100,406)     1,429,438      1,329,032

NET INCOME                           288         28,537         28,825
                             -----------    -----------    -----------

PARTNERS' EQUITY (DEFICIT)
   DECEMBER 31, 1995            (100,118)     1,457,975      1,357,857

NET INCOME                       127,933        166,707        294,640

DISTRIBUTIONS                    (27,815)    (1,624,682)    (1,652,497)
                             -----------    -----------    -----------

PARTNER'S EQUITY (DEFICIT)          $-0-           $-0-           $-0-
   DECEMBER 31, 1996          ==========     ==========     ==========

See Notes to Financial Statements


                          GRIFFIN REAL ESTATE FUND-VI,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994

  1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Description of the Partnership - Griffin Real Estate Fund-VI, A Limited
        Partnership (the Partnership), was organized under the laws of the State of Minnesota. The limited partnership offering terminated March 18, 1988, at which time 19,053 units had been sold at a value of $500 per unit. During 1988, 10 units were repurchased on death of limited partners for an aggregate cost of $4,700. Upon liquidation at December 31, 1996, there were 19,053 limited partnership units authorized and 19,043 limited partnership units outstanding.

      Sale of Properties - During 1996 the three remaining properties in the Partnership's portfolio were sold. On May 10, 1996 the Carriage House Apartments were sold for $3,005,300. The Partnership agreed to pay the purchaser's brokerage fees of $180,300, the seller's brokerage fees of $84,750, and $42,592 of other closing costs in connection with the sale. The Bass Lake building was sold on September 30, 1996 for $1,425,000 with the Partnership paying brokerage fees of $28,500 plus $14,632 of other closing costs. Lastly, for the Industry Park Building sold on November 15, 1996, the sale price was $1,590,000 with brokerage fees of $47,700 paid by the Partnership in addition to $9,020 of other closing costs. These sales resulted in a net gain to the Partnership of $355,395.

      Termination of Partnership
      Effective December 31, 1996 the Partnership was terminated and a final liquidating distribution was made during January of 1997 to the general and limited partners. Amounts payable to affiliates at December 31, 1996 were paid on February 6, 1997.

      Statements of Cash Flows - For the purpose of the statements of cash flows, the Partnership considered all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents. Cash equivalents of $203,357 and $135,745 at December 31, 1996 and 1995, respectively, consists of government money market portfolios with banks and are recorded at cost which approximates market value. The Partnership places its temporary cash investments with high credit quality financial institutions. At times such investments may be in excess of the FDIC insurance limit.

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

      Financial Instruments - The carrying amounts for all financial instruments approximated fair value. The carrying amounts for cash, receivables, accounts payable and accrued liabilities, and loans payable approximated fair value because of the short maturity of these instruments. The fair value of long-term debt approximated the current rates at which the Partnership could borrow funds with similar remaining maturities.

      Properties and Depreciation - Properties were stated at cost including capitalized acquisition fees and were depreciated using the Modified Accelerated Cost Recovery System over the estimated useful lives of the related assets (buildings, 27.5 and 31.5 years; furnishings and equipment, 5 and 7 years). For income tax purposes, the Partnership depreciated the buildings and improvements over 27.5, 31.5, and 39 years using the Modified Accelerated Cost Recovery System.

      Leases - Apartment leases were generally renewable on a six month to one year basis.

      Deferred Expenses - Costs incurred in connection with securing financing on Partnership properties had been capitalized and were being amortized on the straight line basis over the remaining life of the related financing agreement.

      Offering Costs - Expenses incurred in connection with the registration and offering of the partnership units syndication costs, including selling commissions and advertising, were recorded as a reduction of Partners' Equity. Such costs are not deductible for income tax purposes by the Partnership nor its partners.

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

      The Limited Partnership Agreement and Certificate of Limited Partnership (Partnership Agreement) contains certain provisions, among others, described as follows:

      . The management and general responsibility of operating the Partnership business shall be vested exclusively in the general partner.

      . Profits and losses, other than from refinancing or from the sale of Partnership properties, are allocated 99% to the limited partners and 1% to the general partner.

      . Cash Flow distributions, other than from refinancing or from the sale of partnership properties, were allocated 95% to the limited partners and 5% to the general partner.

      . Net proceeds from refinancing or from the sale of property other than upon liquidation, less any necessary liability reserves or debt payments, were distributed in the following order subject to the general partner receiving at least 1% of the distributions:

            ..    First, to the limited partners to the extent that prior
                    distributions are less than the original capital contribution plus 6% per annum (as defined in the Partnership Agreement);

            ..    Second, any unpaid real estate commissions due to the
                    general partner on the resale of the Partnership properties;

            ..    Third, any remaining balance, 85% to the limited partners
                    and 15% to the general partner.

      * Any partner who unexpectedly receives an adjustment, allocation, or distribution specified in Section 1.704-1(b)(2)(ii)(d)(4)-(6) of the income tax regulations which causes or increases a deficit balance in such partners capital account should be allocated taxable income and profit on the sale of properties in an amount and manner sufficient to eliminate such deficit balances as quickly as possible.

  3.  MORTGAGE NOTES PAYABLE

      Mortgage notes payable consisted of the following at December 31:

                                                       1996             1995
                                                       ----             ----
      Mortgage note (Carriage House Apartments),
         monthly installments of $22,627
         including interest at 10.25% due
         June 28, 1996                              $        -     $ 2,372,756
      Mortgage note (Bass Lake Building)
         monthly installments of $8,040
         including interest at 8.03%
         due April 1999                                      -       1,015,842
      Mortgage note (Industry Park Building)
         monthly installments of $7,506
         including interest at 9.013%,
         due January 2002                                    -         783,840
                                                     ---------      ----------

      Total mortgage notes payable                  $        -     $ 4,172,438
                                                     =========      ==========

      All property was pledged as collateral to the mortgage notes payable.

  4.  VALUATION ALLOWANCE

      In light of the sale of the properties, as of December 31, 1996, management has recognized the valuation allowance related to the Bass Lake Building and the Industry Park Building as a reduction of the properties' net book value in the calculation of gain on sale of properties. The valuation allowance at December 31, 1995 was $470,000. This allowance was the difference between the net book value of the property and an estimated sales value (net of sales costs) as of December 31, 1995. Carriage House Apartments was also analyzed at December 31, 1995, with the result being no allowance considered necessary.

  5.  RELATED PARTY TRANSACTIONS

      The partners of Griffin Equity Partners and the shareholder of Guardian Investment Corporation, the general partners of the Partnership, are also owners and employees of Griffin Companies, a Minnesota corporation. Accounts payable affiliates consisted of unpaid management fees to and advances from Griffin Companies The following is a summary of approximate fees incurred for the years ended December 31:

                                                             1996                1995                1994
                                                             ----                ----                ----

      Property management fees                            $  57,814           $  70,508          $   73,756
      Major improvement
         supervisory fees                                     8,503              10,943               9,777

  6.  TAXABLE INCOME

    The net income (loss) shown on the financial statements is reconciled to the taxable loss as follows:

                                                            1996                  1995               1994
                                                            ----                  ----               ----

      Net income (loss) per
         financial statements                             $ 294,640           $   28,825         $   (84,769)
      Valuation allowance per
         financial statements                              (470,000)             (75,000)            (52,000)
      Other items                                            (2,004)              (2,026)                324
                                                            --------            ---------           ---------

      Net loss per tax return                             $(177,364)          $  (48,201)        $  (136,445)
                                                           ========             ========           =========

  7.  PARTNERS' EQUITY RECONCILIATION

      Reconciliation of financial statement equity to tax return equity is as follows:

                                                             1996                 1995              1994
                                                             ----                 ----              ----

      Equity per
         financial statements                             $       -0-         $ 1,357,857        $ 1,329,032
      Property valuation allowance
         recognized for financial
         statement purposes                                         -             470,000            545,000
      Other items                                                   -               2,004              4,030
                                                            ----------          ---------           ---------

      Equity per tax return                               $       -0-         $ 1,829,861        $ 1,878,062
                                                           ==========           =========          =========

 8.   INCOME ALLOCATION

      An allocation was made to the general and limited partners' equity accounts at December 31, 1996 to reflect the requirements of the Partnership Agreement. These requirements provide for an allocation of profit on the sale of properties in a manner sufficient to eliminate any deficit balance. Therefore, an allocation of $124,987 on the sale of properties was provided to the general partner's deficit equity balance and included with their allocated net income on the statement of operations to meet such requirements and resulted in the elimination of all balances in partner equity accounts.

  9.  TENANT CONCENTRATIONS

      Prior to the sale of the property on September 30, 1996 and as of December 31, 1995, two tenants, Independent Metal Co., Inc. and United Hardware, accounted for 68.5% of Bass Lake Building's occupancy. Two tenants at Industry Park, Compucon Corporation and Kluge Design, Inc. accounted for 52% of Industry Park Building's total occupancy prior to their sale on November 15, 1996 and at December 31, 1995.


                                  SCHEDULE III
                          GRIFFIN REAL ESTATE FUND-VI,
                              A LIMITED PARTNERSHIP
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                                DECEMBER 31, 1996

                                                          Costs
                                                       Capitalized
                                                        Subsequent
                                  Initial Cost to           to         Gross Amount at Which Carried
                                   Partnership (a)      Acquisition      at Close of Period (b) (c)
                                  ---------------      -----------   ------------------------------
                                                                                                                    Date
                                           Bldgs/      Land/Bldg               Buildings               Accumulated   of       Date
Description        Encumbrances   Land    Improve      Improve       Land     & Improve       Total    Deprec. (d)  Const   Acquired
-----------        ------------   ----    -------      -------       ----     ---------       -----    -----------  -----   --------
JACKSONVILLE, FL
 Carriage House
 Apartments            $-     $  412,776  $3,235,011   $276,653        $-         $-            $-         $-        1964   12/29/87

NEW HOPE, MN
 Bass Lake
 Building               -        335,000   1,450,649     79,419         -          -             -          -        1980   05/18/88

NEW HOPE, MN
 Industry Park
 Building               -        338,000   1,596,195     48,224         -          -             -          -        1978   05/18/88
                     -------     -------   ---------     ------      -------    -------       -------    -------

 Total                 $-     $1,085,776  $6,281,855   $404,296        $-         $-            $-         $-
                     =======  ==========  ==========   ========      =======    =======       =======    =======


(a) The cost to the Partnership represents the original purchase price of the properties.

(b) The aggregate cost of real estate owned at December 31, 1996 for federal income tax purposes is $ -0-.

(c)   Reconciliation of property:

                                                                                1994                  1995                  1996
                                                                             -----------           -----------           -----------
 Balance at beginning of period                                               $7,000,934            $7,150,788           $7,301,927
 Additions during period
       Improvements                                                               97,854                76,139                    0
       Dispositions                                                                    0                     0           (7,771,927)
 Valuation allowance                                                              52,000                75,000              470,000
                                                                               ---------             ---------            ---------

 Balance at end of period                                                     $7,150,788            $7,301,927           $        0
                                                                               =========             =========            =========


(d)         Reconciliation of accumulated depreciation:

 Balance at beginning of period                                              $ 1,466,041           $1,699,341           $1,919,664
 Depreciation expense for period                                                 233,300              220,323              124,852
 Dispositions                                                                          0                    0           (2,044,516)
                                                                              ----------            ---------            ----------

 Balance at end of period                                                    $ 1,699,341           $1,919,664            $        0
                                                                              ==========            =========             =========

 Depreciation calculated on 5-39 year lives.
